Exhibit 99.1

Dear Chimera Shareholders,

On behalf of Chimera Energy Corp, I would like to take this opportunity to introduce myself.  My name is Baldemar Rios.  On October 10, 2012, I was appointed by the Board of Directors and Majority Shareholder of Chimera Energy Corp. to be the new Chief Executive Officer.  I have been a consultant to Chimera for the past several months working directly with Petróleos Mexicanos (also known as PEMEX), one of the largest producers of oil and gas in the Americas, to further our exclusive Non-Hydraulic Extraction technology.  I have more than 30 years of experience in a diverse range of energy related industries, including several years as a chemical engineer with PEMEX.

Over the past several months we have worked tirelessly with our contacts at PEMEX to finalize the Master Service Agreement and get our technology into the field for testing.  While the process has, at times, been exasperating, we are confident that we have made the right connections and are positioned to move forward with real-world testing of the technology on several wells selected by PEMEX.

I thought it would be worthwhile to give everyone a summary of what we have accomplished to date:

1.	We have executed Memorandum of Understanding with PEMEX related to our Non-Hydraulic Fracturing technology.

2.	We have received a formal proposal request from PEMEX relating to the use of our technology on three wells identified and designated by PEMEX.

3.	We have had extensive discussions with the PEMEX technology department related to our technology and how it can be deployed in the selected wells.

4.	We have commissioned a Mexican fabrication shop to engineer and develop the prototype device for field-testing.

5.	We anticipate a further set of meetings with the production engineering and technology departments of PEMEX as we move closer to the final engineering plans for the demonstration of the technology.

6.
In addition to our developing relationship with PEMEX we have been contacted by several independent production companies in the United States asking about a demonstration of our technology.  While we do not currently have plans to run multiple demonstration programs simultaneously, we may in the future setup a domestic demonstration for those interested parties.

With the good also comes the bad.  Despite countless hours in discussions with a variety of securities attorneys and broker/dealers we continue to be mystified by the unabashed short campaign being carried out against our stock.  While it seems obvious that a very aggressive short campaign exists against the stock, nobody we’ve contacted seems to be able to identify the individual(s) responsible for the campaign nor the methodology being utilized to continue the short indefinitely.  The methodology has been described as “naked shorting,” an activity that is manipulative and generally illegal.

The end result of these conversations is that there is no guaranteed method for forcing a short position to cover, or settle the short position by buying the shares from the open market.  While legally the sale of a security must be settled within three trading days, anecdotal evidence indicates that the market makers involved in this campaign just keep moving the position between themselves every few days, negating the obligation to cover or deliver the position.  This activity violates SEC Reg SHO as it relates to short sale activities.  More information can be found at: http://www.sec.gov/spotlight/keyregshoissues.htm.

To demonstrate the size of the “short” we need to look no further than the company’s Share Volume Report from OTCBB.com.  As of September 30, 2012 there were 66m shares of Chimera issued and outstanding.  Charles Grob, the Majority Shareholder, held 46m shares of restricted stock in certificate form and individual investors held an additional 16m shares through brokerage accounts.   There were also 4m free trading shares being held in certificate form.  Therefore, as of September 30, 2012 there were only 16m shares of free trading stock available in the market.

Considering those numbers, how is it possible that the Share Volume Report shows more than 17m shares traded hands in the month of September?  It seems highly unlikely that more than 100% of the company’s free trading stock changed hands during the month.  Obviously there is no way for the company to know exactly how many shares are represented in the “short,” however several expert opinions put the short at more than 10m shares.

During our discussions with counsel is was brought to our attention that a change of the company’s CUSIP1 number might force the short position to be settled prior to the change.  Unfortunately, we can’t just change our CUSIP number at will.  The company must enact a corporate action that fundamentally changes its equity structure in order to force the change in CUSIP.  After extensive discussions over the past week, I have recommended to the Board of Directors and Majority Shareholder that the company consider taking a corporate action that would necessitate a change in the CUSIP number.  To that end, I have instructed the company’s securities counsel to provide the Board of Directors with a recommendation as to the most efficient method of accomplishing the goal of changing the CUSIP number.

There is no guarantee that FINRA will approve our request for the corporate action, or that the change of CUSIP number will have the desired effect on the “shorters”.  What I do know is that we can’t stand by and let these bottom feeders take advantage of legitimate shareholders.

Our commitment to the shareholders of Chimera and the continued advancement of our technology is unwavering.  We sincerely appreciate your patience and support as we navigate through these trying times.

Please forward your inquiries or questions to ir@chimeraenergyusa.com.

Sincerely,

/s/ Baldemar Rios
Baldemar Rios
Chairman & CEO

1 CUSIP numbers are unique identifiers issued by the CUSIP Service Bureau, a division of Standard & Poors.  The CUSIP Service Bureau assigns a unique CUSIP number to each class of debt or equity security issued by a public company.